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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-21075 and 333-68121) of International Network Services of our report dated December 17, 1998, with respect to the supplemental consolidated balance sheets of International Network Services and its subsidiaries as of June 30, 1997 and 1998, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998, which appears in
Exhibit 99 of the Current Report on Form 8-K of International Network Services dated December 17, 1998.


                                       /s/ PricewaterhouseCoopers LLP

San Jose, California
December 17, 1998